Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-203607
April 7, 2016

Overstock.com to utilize strategic shareholder consulting services firm Georgeson in public offering of blockchain securities

Copenhagen, Denmark — April 7, 2016 — Overstock.com, Inc. (NASDAQ: OSTK) announced that it has entered into an agreement with Georgeson Inc. to act as information agent in Overstock’s upcoming public offering of digital securities, which is believed to be the first public offering of securities to be recorded to a distributed blockchain ledger. Georgeson is the world’s foremost provider of shareholder intelligence, communications and proxy services.

Overstock.com CEO Patrick M. Byrne made the announcement during a keynote address at Money 20/20 Europe, after outlining the benefits of securities settlement on a distributed ledger. Overstock’s FinTech subsidiary, t0, is at the leading edge in utilizing blockchain technology in capital markets, and securities issued in Overstock’s offering will trade on t0’s alternative trading platform.

“Another piece of the puzzle has fallen into place in our effort to revolutionize the financial world,” said Byrne. “With Georgeson involved in this first-ever public offering of blockchain securities, participating shareholders will be able to utilize the excellent information agent services provided by Georgeson in the context of rights and public securities offerings.”

Paul Conn, president of the Global Capital Markets Group at Georgeson’s parent company Computershare Limited said, “We’re delighted to be working with Overstock.com and with t0 on this groundbreaking transaction.”

Overstock.com made financial history in June of 2015 as the first public company to issue a private security using blockchain technology. In December of 2015, the SEC declared parent company Overstock.com’s S-3 filing effective, giving Overstock.com the ability to issue digital shares in a public offering on a distributed ledger, such as the platform developed by t0.

The securities described above will be offered by Overstock pursuant to a shelf registration statement on Form S-3, as amended, previously filed with and declared effective by the United States Securities and Exchange Commission (SEC). A prospectus supplement related to the offering will be filed with the SEC.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About t0.com

t0 (pronounced tee-zero) is a majority owned subsidiary of Overstock.com, focusing on the development and commercialization of financial technology (FinTech) based on cryptographically-secured, decentralized ledgers — more commonly known as blockchain technologies. Since its inception in October of 2014, t0.com has pioneered the effort to bring greater efficiency and transparency to capital markets through the integration of blockchain technology. More information is available at t0.com.

About Overstock.com

Overstock.com, Inc. (NASDAQ:OSTK) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, rugs, bedding, electronics, clothing, and jewelry. Worldstock.com is dedicated to selling artisan-crafted products from around the world whereas Main Street Revolution supports small-scale entrepreneurs in the U.S. by providing them a national customer base. Overstock has additional community-focused initiatives such as a Farmers Market and pet adoptions.  Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock sells internationally under the name O.co.  Overstock (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

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O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock Fair Trade, Worldstock, and OVillage are registered trademarks. O.biz, Club O Dollars, and OGlobal are trademarks of Overstock.com, Inc. The Overstock.com, Club O, and Worldstock Fair Trade logos are also registered trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact.  Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 8, 2016, and any subsequent filings with the SEC.

Media Contact:

Judd Bagley, Overstock.com, Inc.

+1 (801) 947-5352

pr@overstock.com

Investor Contact:

Mark Harden, Overstock.com, Inc.

+1 (801) 947-5409

mharden@overstock.com

Overstock.com, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the applicable prospectus supplement for any securities offered pursuant to the registration statement, and other documents that Overstock.com, Inc. has filed or files in the future with the SEC for more complete information about Overstock.com, Inc. and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Overstock.com, Inc. will arrange to send you the prospectus if you request it by calling 1-801-947-5409.